United States securities and exchange commission logo





                    March 31, 2022

       Daniel Schumacher
       Interim Chief Financial Officer
       Proto Labs Inc
       5540 Pioneer Creek Drive
       Maple Plain, Minnesota 55359

                                                        Re: Proto Labs Inc
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 001-35435

       Dear Mr. Schumacher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing